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Exhibit 4.4

        CONCENTRA OPERATING CORPORATION

        AND

        THE BANK OF NEW YORK

        as Trustee

        SUPPLEMENTAL INDENTURE

        Dated as of May 24, 2004

        to

        Indenture

        Dated as of August 17, 1999

        13% Series A Senior Subordinated Notes due 2009

        13% Series B Senior Subordinated Notes due 2009

        SUPPLEMENTAL INDENTURE dated as of May 24, 2004, by and among Concentra Operating Corporation, a Nevada corporation (the "Company"), and The Bank of New York, as successor to United States Trust Company of New York, as trustee (the "Trustee").

        WHEREAS, the Trustee, the Company and certain subsidiaries of the Company have heretofore executed and delivered that certain Indenture dated as of August 17, 1999 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), providing for the issuance of 13% Series A Senior Subordinated Notes due 2009 and 13% Series B Senior Subordinated Notes due 2009;

        WHEREAS, on August 17, 1999, the Company issued $190,000,000 aggregate principal amount of its 13% Series A Senior Subordinated Notes due 2009 and subsequently offered to exchange them for an equal aggregate principal amount of its 13% Series B Senior Subordinated Notes due 2009 (collectively, the "Notes");

        WHEREAS, on July 24, 2002, the Company redeemed an aggregate principal amount of $47.5 million of the Notes, such that there are now outstanding under the Indenture $142.5 million aggregate principal amount of the Notes comprised of $1,651,000 aggregate principal amount of 13% Series A Senior Subordinated Notes due 2009 and $140,849,000 aggregate principal amount of 13% Series B Senior Subordinated Notes due 2009;

        WHEREAS, Section 902 of the Indenture provides that, with the consent of Holders representing a majority in aggregate principal amount of the Notes then outstanding, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or modifying the rights of the Holders (subject to certain exceptions);

        WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 902 of the Indenture;

        WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated May 10, 2004 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the "Tender Offer");

        WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company;

        WHEREAS, the Company (1) has received the consent of the Holders of, and will accept for payment under the Tender Offer promptly after the expiration of the Tender Offer, more than a majority in principal amount of the outstanding Notes, all as certified by an Officers' Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 903 of the Indenture and (3) has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

        NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Deletion of Definitions and Related References.    Section 101 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

        Section 2.1    Amendments to Articles 5, 7, 8 and 10.    The Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety:

Section 501, Clauses (3), (4), (5), (6), (8) and (9) (Events of Default);
Section 502, first two paragraphs (Acceleration of Maturity; Rescission and Annulment);
Section 515 (Waiver of Usury, Stay or Extension Laws);
Section 704 (Reports by the Company);
Article Eight (Consolidation, Merger, Conveyance, Transfer or Lease);
Section 1002 (Maintenance of Office or Agency);
Section 1004 (Existence);
Section 1005 (Maintenance of Properties);
Section 1006 (Payment of Taxes and Other Claims);
Section 1007 (Maintenance of Insurance);
Section 1008. (Limitation on Incurrence of Indebtedness And Issuance of Preferred Stock);
Section 1009 (Limitation on Restricted Payments);
Section 1010 (Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries);
Section 1011 (Limitation on Liens Securing Indebtedness);
Section 1012 (Limitation on Transactions With Affiliates);
Section 1013 (Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries);
Section 1014 (Repurchase of Notes at the Option of The Holder Upon a Change of Control);
Section 1015 (Repurchase of Notes at The Option of the Holder Upon an Asset Sale);
Section 1016 (Investment Company);
Section 1017, first paragraph (Limitations on Issuances of Guarantees of Indebtedness);
Section 1018 (Additional Guarantees);
Section 1019 (Limitation on Lines of Business);
Section 1020 (Anti-Layering);
Section 1021 (Sale and Leaseback Transactions);
Section 1024 (Advances of Subsidiaries)
Section 1025 (Payments for Consents); and
Section 1026 (Statement by Officers as to Default; Compliance Certificates).

ARTICLE III

MISCELLANEOUS PROVISIONS

        Section 3.1    Defined Terms.    For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

        Section 3.2    Indenture.    Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

        Section 3.3    Governing Law.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

        Section 3.4    Successors.    All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        Section 3.5    Duplicate Originals.    All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy.

        Section 3.6    Severability.    In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

        Section 3.7    Trustee Disclaimer.    The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

        Section 3.8    Effectiveness.    The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase of more than a majority in principal amount of the outstanding Notes pursuant to the Tender Offer. The Company shall notify the Trustee promptly after the occurrence of such purchase.

        Section 3.9    Endorsement and Change of Form of Notes.    Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

"Effective as of            , 2004, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Supplemental Indenture, dated as of            , 2004. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

        Section 3.10    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction thereof.

        [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

Attest:	CONCENTRA OPERATING CORPORATION, as Obligor
/s/ RICHARD A. PARR II	By:	/s/ DOUGLAS C. RICE
Richard A. Parr II, Secretary	Name:	Douglas C. Rice
	Title:	Senior Vice President & Controller

THE BANK OF NEW YORK, as Trustee
	By:	/s/ JEREMY FINKELSTEIN
	Name:	Jeremy Finkelstein
	Title:	Assistant Treasurer

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  Exhibit 4.4
ARTICLE I DEFINITIONS
ARTICLE II AMENDMENTS TO INDENTURE
ARTICLE III MISCELLANEOUS PROVISIONS